M.S. CARRIERS, INC.
                             1993 INCENTIVE PLAN
                     GROUND RULES FOR MSC INCENTIVE PLAN
                         FOR DESIGNATED KEY EMPLOYEES
                                  March 1, 1993

I.     General Introduction
       --------------------

       A.  The 1993 Incentive Plan is designed to be consistent
               -------------------
           with the M.S. Carriers Incentive Philosophy, (Appendix A) and will be improved periodically as the needs of the company change.

       B. The incentive plan is desinged to (1) promote team-work in all areas of the company, (2) get people to look at the "big picture", and (3) focus those managers and key employees able to affect the bottom line on actual profitability results for the purpose of improving shareholder value. The quarterly OR will establish the amount of incentive a participant can receive. The objective is to tie the management group together as a team which will result in higher net income to the company. Participants will focus on activities which affect profitability (things that matter) rather than just activities (things that keep us busy but have little botton line value.)

C.     Eligibility:  All executive, middle management department heads
       -----------
       and other key employees approved by executive management incentive bounus plan.

II.    Description of Incentive Plan
       -----------------------------

       A.  Participation Criteria: To participate, an employee must:
           ----------------------

           1.  Be assigned to a position selected by executive management.

           2.  Be designated a member of the plan for the full quarter.

           3.  If you are absent for an extended period of time, such as a leave of absence or protracted illness, your bonus will be prorated, provided you work sometime during the quarter. You will receive a percent of the bonus equal to the number of work days you were present during the quarter, divided by the total work days in the quarter
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           4.  If you reach age 65 and retire before the quarter is
               completed, you will receive a bonus computed as in 3 above.

       B. Mangers will be expected to hold monthly meetings with incentive participants to discuss profitablity opportunities and to analyze the quarterly results to identify ways improvements can be made.

       C. The incentive plan system will be evaluated by executive management each year so that improvements can be made to meet the needs of the company through time.

       D.  The following scale will determine quarterly payout:

                Operating                      % of Base Salary
                Ratio Achieved                 Paid Incentive
                --------------                 ----------------

                    90.0%                              4%
                    89.5%                              6%
                    89.0%                             12%
                    88.5%                             15%
                    88.0%                             18%
                    87.5%                             21%
                    87.0%                             24%
                    86.5%                             27%
                    86.0%                             30%
                    85.5%                             33%
                    85.0%                             36%
                    84.5%                             39%
                    84.0%                             40%

       E. The projected incentive based on 1993 Plan for a participant salary level of $30,000 is as follows:

                Projected OR                   Projected
                  By Qtr.                      Incentive
                ------------                   ---------

                1   91.0%                            0
                2   86.1%                        2,025
                3   86.6%                        1,800
                4   87.3%                        1,575
                                                 -----
                                                 5,400  (18% of base salary)

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                              APPENDIX A
                              ----------

                 M.S. CARRIERS' INCENTIVE PHILOSOPHY
                 -----------------------------------

       . We will not allow external business or economic factors to influence positively or negatively the company's incentive plan. The incentive plan will be reviewed annually to reflect realistic changing business conditions.

       . We will emphasize to participants that payments earned from the incentive plan will vary and should not become a factor in establishing an individual's or family's standard of living.

       . We will pay incentives to participants to reflect the groups' impact on operating ratio so that everyone's efforts will be focused toward failure cost elimination and continous improvement in customer and employee satisfaction.